Exhibit 24.1

RAIT FINANCIAL TRUST

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned trustees and officers of RAIT FINANCIAL TRUST (“RAIT”) hereby constitute and appoint each of Jack E. Salmon, Raphael Licht and Ellen J. DiStefano as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and the attorney-in-fact to sign for the undersigned and in their respective names as trustees and officers of RAIT, the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any necessary or appropriate amendments or supplements thereto relating to the registration for sale, on a delayed or continuous basis, of (1) common shares of beneficial interest, $.01 par value share of RAIT; (2) preferred shares of beneficial interest, $.01 par value per share of RAIT; and (3) warrants to purchase Common Shares or Preferred Shares, or any combination of the foregoing, authorized by the Board of Trustees of RAIT on December 11, 2006.

Name	Capacity With RAIT Financial Trust	Date

/S/ BETSY Z. COHEN	Chairman of the Board and Trustee	December 22, 2006
Betsy Z. Cohen

/S/ DANIEL G. COHEN	Chief Executive Officer and Trustee (Principal Executive Officer)	December 22, 2006
Daniel G. Cohen

/S/ JACK E. SALMON	Chief Financial Officer and Treasurer (Principal Financial Officer)	December 22, 2006
Jack E. Salmon

/S/ ELLEN J. DISTEFANO	Chief Accounting Officer (Principal Accounting Officer)	December 22, 2006
Ellen J. DiStefano

/S/ EDWARD S. BROWN	Trustee	December 22, 2006
Edward S. Brown

/S/ FRANK A. FARNESI	Trustee	December 22, 2006
Frank A. Farnesi

/S/ S. KRISTIN KIM	Trustee	December 22, 2006
S. Kristin Kim

/S/ ARTHUR MAKADON	Trustee	December 22, 2006
Arthur Makadon

/S/ DANIEL PROMISLO	Trustee	December 22, 2006
Daniel Promislo

/S/ JOHN F. QUIGLEY, III	Trustee	December 22, 2006
John F. Quigley, III

/S/ MURRAY STEMPEL, III	Trustee	December 22, 2006
Murray Stempel, III